Exhibit No. 10.3.1  Telecommunications Services Agreement between Registrant and
                    Oregon Portland Associates (Portland Center Apartments)

   Certain information in this exhibit has been omitted pursuant to Rule 406 of the Securities Act. Omitted information is designated by "*".

                                   PAYLINE, INC.

                       TELECOMMUNICATIONS SERVICES AGREEMENT

This agreement ("Agreement") is entered into as of April 4, 1994, by and between Payline Systems, Inc., an Oregon corporation ("Payline"), and Oregon Portland Associates, an Oregon general partnership ("Owner").

     1. PROPERTY. Owner owns the multifamily residential complex commonly known as Portland Center Apartments, located at 111, 222, 255, 180 SW Harrison, Oregon, which consists of 525 living units and an office complex (the "Property").

     2.    GRANT OF RIGHTS.

     (a) Owner grants Payline the sole and exclusive right, except as provided in the last sentence of clause (b) below, to install, own, operate, replace and maintain the System on, off and through the Property and the sole and exclusive right to provide Telecommunication Services to residents of the Property. "System" shall mean all electronic devices, cable, wire, hardware, software and other material used to transmit and receive two way voice and data communications, telephone service ("Telephone Service"), multi-channel TV, video on demand, audio on demand, voice mail, data services and other means of two-way communication distribution, whether now existing or hereafter developed (collectively "Telecommunication Services") as between the Property and the local and/or long distance telephone networks or other outside distributor of these and other services.

It is anticipated that Telephone Services will include local and long distance calling, voice mail and calling features such as conference calling, call waiting and call forwarding. Additional services will be added from time to time, as available and as warranted by tenant demand. Such additional Telecommunication Services may include: multi-channel television, video conferencing, on-line computer services, electronic mail, wireless services (such as cellular telephone) and other types of services. There can be no assurance that any or all of the above additional services will be made available. Their availability is dependent upon many variables and factors beyond Payline's control. Such factors include, but are not limited to, technical feasibility, economic, regulatory and market considerations.

     (b) In consideration of the substantial investment made by Payline in the System, Owner agrees that it will not grant access to the Property to any person or entity, other than Payline, for the purpose of operating or maintaining the System, or permit the installation, maintenance or operation at the Property of any other equipment, wire, cable, or material by any person or entity that similarly provides Telecommunication Services. So long as it is a requirement of law that a local telephone company also serve the Property, this exclusivity provision shall not deny such local telephone company the right to serve residents of the Property.

     3. SYSTEM EXPENSES. Other than as set forth herein, Payline shall bear all expenses to install, operate, maintain and repair the System. Owner shall, at Owner's expense and cost, provide electrical power to the System and shall pay for any damage to the System caused by the negligence or misconduct of Owner or Owner's agent(s) or employees For the purposes of this Agreement, "System Site" shall mean an adequate and secure space to house Payline's System equipment, which shall consist of a rent-free, locked room meeting Payline's specifications. Owner hereby grants Payline and its authorized personnel access to the Property for any reasonable purposes related to this Agreement including the installation of cabling or microwave equipment to interconnect buildings and to connect to other telecommunication systems and grants specific rights to Payline to use both existing coaxial and twisted pair cabling in the Property. Payline agrees to notify the Facility Manager when either Payline or its authorized personnel are on-site.

     4. TERM. The term of this Agreement shall be * years from the date hereof. The original term will automatically be renewed or up to * additional
periods of *   years each unless either party otherwise notifies it in
writing at least 180 days prior to the end of the original term or any renewal term. The original * year term may be extended to a * year original term by mutual agreement of the parties at anytime during the initial * years under this Agreement.

     5. INSTALLATION. Payline shall commence installation of the System as soon as practicable upon completion of cabling or other work as required by the local telephone company and in a manner that minimizes interruption of existing communication services. In no event shall Payline interrupt service provided by US West for those tenants choosing to remain connected to US West Telecommunication Services to the Property shall commence no later than 180 days from commencement of installation. Payline shall give Owner at least ten
(10) days notice prior to the commencement of installation. Payline may subcontract activities related to the installation of the System, but shall be responsible for any and all acts and/or omissions by any subcontractor.

     6. OWNERSHIP AND CHARACTER OF THE SYSTEM. Except as otherwise stated herein, the System, including any alterations and attachments, shall at all times remain the sole property of Payline. It is the intention of the parties that the System, and every component of the System, shall retain its character as personal property following the installation of the System on the Property, and shall not be deemed to be a fixture constituting a part of the Property. No part of the System shall be or become subject to any mortgage, deed of trust or lien upon the Property.

     7. SERVICE TO TENANTS. Payline shall provide Telephone Service and other Telecommunication Services offered through the System to each resident requesting them. Payline's obligation to provide or continue Telecommunication Services shall be contingent on the resident paying service charges and meeting other reasonable requirements as are established by Payline from time to time. Residents electing to receive Telecommunication Services offered by Payline shall do so through the execution and delivery to Owner or Payline of a Tenant Services Agreement in the form provided, from time to time, from Payline to Owner. Owner shall promptly provide such executed documents to Payline. Residents requesting Telecommunication Services shall be charged and billed individually for connection to the System and for service at standard rates established solely by Payline from time to time unless prohibited by applicable law or regulation. Payline shall be solely responsible for invoicing, collections and bad debts related to provision of Telecommunication Service to residents.

Both parties agree that neither the Owner nor the Owner's agent shall have any liability regarding the number of residents electing to use
Telecommunications Services.

     8.    COMMISSIONS. Owner shall be entitled to Commissions as follows:

     (a) During the initial six (6) months commencing upon the first date Payline provides residential Telecommunications Services hereunder, Payline shall pay Owner a commission on each living unit served by Payline pursuant
to this Agreement. The Commission shall be equal to   *          of all gross
revenues actually collected for services provided to each living unit served by Payline hereunder.

     (b) Following the initial six (6) month period set forth above, Payline shall pay Owner a fixed dollar commission for each living unit served by Payline hereunder. The fixed dollar commission per living unit shall be based each quarter upon the applicable percentage of Baseline Revenues determined in accordance with the Average Quarterly Penetration Rate for Portland Center Apartments as follows:

         Average Quarterly               Percentage of Baseline
            Penetration                    Revenue Payable as
              Rate (%)                        Commission (%)
     ----------------------------      -----------------------------
                 *                                  *


     (c) All commission payments hereunder will be paid quarterly in arrears.

     (d) For purposes of this Section 8, the "Average Quarterly Penetration Rate" shall be calculated as the average percentage of the total living units in Portland

Center Apartments that have been served by Payline for at least thirty (30) days during the ninety (90) day period immediately preceding the Calculation Date and the "Baseline Revenue" is calculated as the total actually collected gross revenues during the initial six (6) months of service under this Agreement for all living units served by Payline divided by the average number of living units served by Payline during the initial six (6) months of service hereunder divided by two (2). The initial Calculation Date occurs at the ninetieth (90th) day following the commencement of service to the first residential tenant. Subsequent Calculation Dates occur on the first day of each new five (5) year term.

     (e) The fixed dollar commission rate will be adjusted annually by applying the annualized increase in the Consumer Price Index for the Portland Standard Metropolitan Service Area. In no event shall the Consumer Price Index provision operate to decrease the commission paid to Owner.

     (f)   The fixed dollar commission (baseline determined by initial six
(6) month's average billings) shall be adjusted at the beginning of each new five (5) year term. The adjustment shall be made using the last six (6) months of the previous term as the baseline calculation.

     (g) Owner may initiate an independent audit, at owner's expense, verifying revenues and penetration levels as submitted by Payline, but not more than annually. In the event that such an audit identifies an error of five percent (5%) or greater in favor of Payline, as compared to the submissions provided by Payline, then Payline agrees to reimburse Owner for reasonable costs associated with undertaking such an audit.

     9.    ADDITIONAL OBLIGATIONS OF PAYLINE. Payline shall:

     (a) make a customer service representative available to receive service requests or inquiries from Owner or residents and insure that it responds to service requests within four (4) hours of receipt. Routine maintenance services shall be performed by Payline during its normal working hours. A technician shall arrive at the Property to commence maintenance services promptly after request by a customer of such services, provided however, where such request are made on, or on a day preceding a Saturday, Sunday or holiday, Payline's system technician shall arrive at the Property to commence maintenance services on the next normal working day.

     (b) Payline's disaster recovery plan will address catastrophic occurrences and the plan will also describe actions which Payline will take should Payline's facilities or services threaten personal safety or the building structure integrity. The plan will be made available for inspection by Owner. Payline will provide Owner the name and telephone number of a Payline representative to contact in case of an emergency.

     (c) provide Owner with marketing materials, sales support and sales training to enable Owner and Owner's employees to market Telecommunications Services in accordance with Section 10(b);

     (d) provide training to Owner's staff to enable staff to perform the duties specified in Section 10(c);

     (e) repair or replace any damage to the Property resulting from Installation, operation or removal of the System or any other acts by Payline to the satisfaction of the Owner and restore Property to its original condition;

     (f) comply with all applicable regulatory requirements relating to the provision of the Telecommunication Services provided by Payline as may be in effect from time to time;

     (g)   maintain the System in good order, condition and repair; and

     (h) Payline will provide Owner with business Telephone Services at the Property and Owner shall be provided Telephone Services at the same favorable rates as charged to tenants of the Property. Owner will pay the installation costs for providing such business Telephone Services and will provide, at its own cost, all necessary ancillary hardware such as keysets and operator consoles for the dedicated use of the Owner; Such costs will be reasonable and reflect customary installation charges for business telephone systems. For the avoidance of doubt, the Owner shall bear none of the installation costs associated with Payline's switching equipment.

     (i) Payline shall pay all taxes resulting from the ownership or operation of System and service.

     10.   OBLIGATIONS OF OWNER. Owner shall:

     (a) make the System Site available on a rentfree basis to Payline during the term of this Agreement. The construction and location of the System Site shall be as Owner and Payline reasonably agree, subject to technical and regulatory requirements as determined by Payline. Payline shall have twenty-four hour, seven day a week access to the System Site, and Owner's employees and agents shall not disturb the System;

     (b) use reasonable efforts to encourage its staff, agents and representatives to encourage and promote the use of the Telecommunications Services to residents and prospective residents as part of the amenities provided by Owner at the Property. Owner consents to Payline's use of incentives and incentive programs with Property management personnel, leasing staff and other Property personnel for the purpose of promoting the System and Telecommunication Services provided through the System.

Owner's staff will present the telecommunications service agreement and related information to prospective tenants with the objective of securing sales. It is envisioned that this selling process will require a minimal amount of time on behalf of Owner's staff If tenants have additional questions or require additional information, their sales lead will be referred to Payline staff who will be responsible for responding to customer inquiries and securing any resulting sales. Payline will also be fully responsible for the initial sales conversion process. It is not expected that Portland Center rental staff become expert in understanding the various components of Payline's product lines;

     (c) promptly provide to Payline requested specifications on the Property, such as wiring schematics and/or building diagrams, a current list of residents, addresses and their telephone numbers and other specific information regarding resident transactions, such as rentals, move-ins, move-outs transfers, intents to vacate, and the entering into or termination of leases and other information necessary to market and operate the System and provide the Telecommunications services according to this Agreement or to comply with governmental or Utility Commission rules as may be determined by Payline;

     (d) cooperate with Payline in obtaining permits, consents, licenses and other requirements which may be necessary for Payline to install and operate System and furnish the Telecommunications Services; provided that Payline shall all reasonable costs of the Owner associated therewith except that Owner will installation costs as described in Section 9(g);

     (e) provide reasonable access to the Property to Payline and its employees and agents to enable Payline to perform the activities contemplated by or necessary under this Agreement including access for the purpose of soliciting customers. No marketing to the residents of Portland Center Apartments will be undertaken and no resident will be contacted by Payline until Payline has provided a written direct sales plan that has been approved by Owner, such approval to be not unreasonably withheld. Unless Owner indicates to the contrary, the plan shall be deemed approved ten (10) days following submission to the Owner.

     11. INSURANCE. Payline shall carry and maintain liability insurance of $3,000,000 naming Owner and Owner's agent as additional insured covering personal injury and property damage that may be caused to person(s), the Property or its contents, by the System or Payline's employees or agents. Owner and Payline each waive any right of recovery against each other for any claims that may be brought for any loss that is covered by insurance upon or relating to the Property or the System to the extent of the actual proceeds received by waiving party. Owner shall carry and maintain general liability insurance related to the Property.

     12.  TERMINATION OF THE AGREEMENT.


                Page 6 - Telecommunications Services Agreement

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     (a)  This Agreement may be terminated by either party if there has been a material breach of the terms of this Agreement by the other party and if within forty-five (45) days after receiving notice of such breach from the party seeking to terminate, such breach has not been cured.

     (b) Payline may terminate this Agreement, or discontinue the provision of any Telecommunications Services provided hereunder, if in the sole discretion of Payline, it ceases to be feasible for legal, economic or regulatory reasons to provide Telecommunications Services to the Property; provided that Payline provides forty-five(45)days written notice to Owner.

     (c) This Agreement may also be terminated by Payline if there is a continuing material failure by Owner to provide the services to Payline contemplated hereby.

     (d) My termination of this Agreement shall be effective as of the date of termination, but Payline shall continue to provide Telecommunications Services until the earlier of (i) all Payline customers at the Property are provided Telephone Service from another source or (ii) thirty (30) days from the date of such termination. The provisions of this agreement necessary for such continued services shall remain effective.

     (e) Upon termination of this Agreement for any reason, Payline, or any designee of Payline, including without limitation, any party providing financing to Payline, shall have the right, after providing Owner with written notice of at least forty-five (45) days, without further demand, to enter upon the Property and to dismantle and remove or render inoperative any and all equipment or other property comprising the System so long as such right shall encompass Section 9 (d) herein.

     13. ASSIGNMENT OF THE AGREEMENT. This Agreement and the rights hereunder may be assigned by Payline to any majority owned subsidiary of Payline or to an affiliate or party acquiring all or substantially all of the assets of Payline upon prior written consent of Owner. Such consent shall not be unreasonably withheld. Alternatively, the Agreement may be assigned by Payline to any Payline subsidiary so long as Payline agrees in writing that it shall remain liable for all obligations arising under this Agreement. Payline may also assign this Agreement to any party providing financing to Payline; provided that such assignment shall not relieve Payline from its obligations hereunder. In connection with a sale or disposition of the Property, owner shall request Payline's written consent to assign this Agreement and shall require any subsequent owner of the Property to assume this Agreement and the rights and obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the respective parties to this Agreement.

     14. OWNER WARRANTIES; INFORMATION. Owner warrants that (i) it has full power and authority to grant to Payline the exclusive rights set forth in this Agreement, (ii) that


                Page 7 - Telecommunications Services Agreement

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no party holds any rights or interests with respect to the Property that conflict with any rights or interests that Owner grants to Payline under this Agreement; (iii) that the Property is not presently part of bankruptcy proceeding, foreclosure action, or deed in lieu of foreclosure transaction;
(iv) Owner is not in default of any mortgages or other encumbrances on the Property; and (v) no purchase contracts presently exist as to the Property.

     15. PAYLINE WARRANTY. Payline warrants that (i) it will comply with all laws and licensing requirements concerning the installation and operation of the System; (ii) the financial statements provided to Owner are accurate; and
(iii) Payline has not been involved in litigation pertaining to the operation of comparable services as those described in this Agreement. Except as expressly stated in this Agreement, Payline makes no representations or warranties regarding the System or the provision of Telecommunications Services, express or implied, including, but not limited to, any implied warranty of merchantability or fitness for a particular purpose.

     16. INDEPENDENT CONTRACTOR. Payline shall be and is an independent contractor and Owner shall not control or direct the details and means by which Payline performs its duties under this Agreement. This Agreement shall not create the relationship of employer and employee, a partnership or a joint venture.

     17. EMERGENCY CALLS. Payline will use its reasonable best efforts to pass all "911" emergency calls through the System to authorities but makes no warranty or guaranty of any nature as to the promptness or adequacy of any response to any such emergency call. Payline assumes no responsibility whatsoever for any actions with respect to emergency calls other than to use its reasonable best efforts to pass such traffic to authorities through the System. In the event that the System has been adversely affected by any situation described in Section 21, Payline shall have no liability whatsoever for failure to pass on emergency telephone traffic.

     18. INDEMNIFICATION. Subject to the provisions set forth in Section 19 below, (i) Payline and Owner hereby agree to indemnify, defend and hold each other (and each other's officers, directors, owners, employees, and agents) harmless from and against all claims, losses and liabilities in any way relating to, growing out of, or resulting from a material breach of each of their respective obligations under this Agreement; and (ii) Owner will indemnify Payline for damages to the System as provided in Section 3 herein.

In addition, Payline agrees to indemnify, defend and hold harmless Owner and Owner's partners, employees and agents from and against all damages, losses, liabilities, costs, and expenses (including reasonable attorneys' fees) resulting from claims made or causes of action asserted by third parties (including, without limitation residents of the Property) arising out of or relating to (i) the performance by Payline (or its employees or agents) of its obligations under this Agreement, (ii) the provision of


                Page 8 - Telecommunications Services Agreement

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Telecommunications Services or (iii) compliance of Payline and/or the System with applicable laws and regulations, except to the extent such matters are attributable to the gross negligence or willful misconduct of Owner.

     19. LIMITATION OF REMEDIES. Notwithstanding any other provision of this agreement but without limiting the mutual indemnification in Section 18, neither Payline nor Owner shall be liable to any third party for any incidental or consequential damages, including but not limited to lost profits, of any nature whatsoever or for the condition or repair of any telephone instrument or any property to which the System is attached.

     20. ARBITRATION OF DISPUTES. Any controversy, dispute, or claim of whatever nature arising out of, in connection with or in relation to the interpretation, performance or breach of this Agreement, including any claim based on contract, tort or statute, shall be resolved at the request of any party to this Agreement, by final and binding arbitration before a single arbitrator conducted at a location determined by the arbitrator in Portland, Oregon, administered by and in accordance with the then existing rules of practice and procedure established by the Arbitration Chapter of the Uniform Trial Court Rules as then in effect in the State of Oregon, and judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. The arbitrator shall award attorney's fees and costs of the arbitration procedure to the prevailing party. Both parties acknowledge that they are giving up their right to have any such claim decided in a court of law before a judge or jury, and hereby waive all rights to appeal.

     21. FORCE MAJEURE. If the performance of any of the obligations under this Agreement is interfered with by any reason or any circumstances beyond the reasonable control of the parties, including, but not limited to, fire, earthquake, storm, volcanic eruption, explosion, power failure or power surge, acts of God, war, revolution, civil commotion, or requirement of any government or legal body or any representative of any such government or legal body, labor unrest, including but not limited to, strikes, slowdowns, picketing or boycotts, then the parties shall be excused from performance on a day-by-day basis to the extent of such interference.

     22.  MISCELLANEOUS.

     (a) ENTIRE AGREEMENT. This Agreement contains the entire Agreement between the parties and may not be modified, amended or changed except by written instrument signed byduly authorized executives of both parties.

     (b) WAIVER. The failure by either party at any time to require performance by the other party or to claim a breach of any provision of this Agreement shall not be construed as affecting any subsequent breach or the right to require performance or to claim a breach with respect thereto.


                Page 9 - Telecommunications Services Agreement

     (c) GOVERNING LAW. The rights and obligations of the parties and all interpretations and performances of this Agreement shall be governed in all respects by the laws of the State of Oregon.

     (d) NOTICES. Any notice to be given by either party to the other shall be in writing and either personally delivered or sent by certified mail, return receipt requested, to the addresses of the Owner and Payline provided below. Notices shall be deemed given when received or refused. Each party may change its address for notice to it by notice in accordance with the foregoing provisions.


     Payline:                        Owner:

     Payline Systems, Inc.           Oregon Portland Associates
     921 SW Washington, Suite 250    c/o Pacific Union Property Services, Inc.
     Portland, Oregon 97205          255 SW Harrison, Suite 1B
                                     Portland, Oregon 97201
     Facsimile: 503-227-1951         Facsimile:   503-243-3805
     Telephone: 503-243-2930         Telephone:   503-227-7100
     Attn: A Roger Pease, President  Attn:   Susan Bowlsby, Vice President


     (e) VALIDITY. If any provision of this Agreement shall be held to be invalid or unenforceable, such provisions shall not affect in any respect the validity or enforceability of the remainder of this Agreement unless the invalidity materially affects the ability of either party to perform as contemplated hereunder.

     (f) ATTORNEYS' FEES AND COSTS. If arbitration or other proceedings are brought to enforce or interpret this Agreement, the substantially prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in such action, arbitration or proceeding from the other party, in addition to any other relief to which such party may be entitled.

     (g) AUTHORITY. Each individual signing this Agreement on behalf of a corporation or partnership represents that he or she has the necessary authority to execute this Agreement on behalf of such entity and that, in the case of a corporation, all necessary corporate action has been taken approving the execution of this Agreement.

Any person or entity executing this Agreement as "Owner" hereby represents and warrants to Payline that it is fully authorized by Owner to execute this Agreement and to bind Owner to the terms and obligations set forth in this Agreement and the Owner is fully aware of the existence and contents of this Agreement. Owner and any person or


                Page 10 - Telecommunications Services Agreement entity executing this Agreement on Owner's behalf acknowledges that Owner shall be estopped from claiming that this Agreement was executed by a person or entity lacking actual authority to bind Owner.

     (h) FURTHER ASSURANCES. Upon the reasonable request of either party, the other party shall promptly and, at its own expense, execute and deliver any additional documents or take such actions, as may be reasonably necessary (subject to any other agreement binding on either patty) for the purpose of evidencing or perfecting any rights or interest of either party arising under this Agreement or arising under documents executed in accordance with this Agreement.

          This Agreement has been signed and delivered as of the above date.

Payline:                        Owner:

By:    /s/ /ILLEGIBLE/          By:    /s/ /ILLEGIBLE/
      -----------------------         -----------------------------
Title: President CEO            Title: Vice President - Agent
      -----------------------         -----------------------------
                                       PACIFIC UNION PROPERTY SERVICES, INC.
                                       AS AGENT FOR: OREGON PORTLAND ASSOCIATES


                Page 11 - Telecommunications Services Agreement